Issuer Free Writing Prospectus dated July 2, 2025
Filed Pursuant to Rule 433
Registration No. 333-276950
CURIS, INC.

Offering of Shares of Common Stock
This free writing prospectus relates only to the offering by Curis, Inc. (the “Company”) of shares of common stock (the “Registered Offering”) and should be read together with the base prospectus, dated April 12, 2024, included in our Registration Statement on Form S-3 (Registration No. 333-276950) filed on February 8, 2024 with the U.S. Securities and Exchange Commission (the “Registration Statement”), including the documents incorporated by reference therein (the “Base Prospectus”). This free writing prospectus supplements the Base Prospectus primarily to (i) reflect the terms of (a) pre-funded warrants to purchase shares of common stock being offered by the Company in a concurrent private placement in lieu of common stock to certain investors participating in the Registered Offering that so choose and (b) common stock warrants being offered by the Company in a concurrent private placement to each investor participating in the Registered Offering.
The information in this communication supersedes the information in the Base Prospectus to the extent inconsistent with the information in the Base Prospectus. Unless the context otherwise indicates, references in this prospectus to “our company,” “we,” “our” and “us” refer collectively to Curis, Inc., a Delaware corporation, and its consolidated subsidiaries.

Issuer:	Curis, Inc.
Concurrent Private Placement:	In a private placement occurring concurrently with the Registered Offering (the “Warrant Private Placement”), we are selling (i) pre-funded warrants in lieu of common stock to certain investors participating in the Registered Offering that so choose (such warrants, the “Unregistered Pre-Funded Warrants” and the shares of common stock issuable upon exercise of the Unregistered Pre-Funded Warrants, the “Unregistered Pre-Funded Warrant Shares”) and (ii) common stock warrants (such warrants, the “Unregistered Common Stock Warrants” and the shares of common stock issuable upon exercise of the Unregistered Common Stock Warrants, the “Unregistered Common Stock Warrant Shares”) to each investor participating in our Registered Offering. The Unregistered Pre-Funded Warrants, the Unregistered Pre-Funded Warrant Shares, the Unregistered Common Stock Warrants and the Unregistered Common Stock Warrant Shares (collectively, the “Unregistered Securities”) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and are not offered pursuant to the Registration Statement and the Base Prospectus. The Unregistered Securities are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Terms of Unregistered Pre-Funded Warrants Offered in Concurrent Private Placement:	Term and Exercisability The Unregistered Pre-Funded Warrants are exercisable immediately and will be exercisable until exercised in full.

Exercise Price
The exercise price per share of our common stock purchasable upon the exercise of the Unregistered Pre-Funded Warrants is $0.01. The exercise price of the Unregistered Pre-Funded Warrants and the number of Unregistered Pre-Funded Warrant Shares issuable upon exercise of such warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Cashless Exercise
If, at the time a holder exercises its Unregistered Pre-Funded Warrants, a registration statement registering the Unregistered Pre-Funded Warrant Shares under the Securities Act is not then effective or available for the resale of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Unregistered Pre-Funded Warrants. No fractional shares will be issued upon the exercise of the Unregistered Pre-Funded Warrants. We will, at our election, either pay a cash adjustment in respect of any such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Limitations
We may not effect the exercise of any Unregistered Pre-Funded Warrant, and a holder will not have the right to exercise any portion of any Unregistered Pre-Funded Warrant if, upon giving effect to such exercise, the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% or 9.99%, as elected by the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased at the holder’s election upon 61 days’ notice to us subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99% or 19.99%, as elected by the holder.

Exchange Listing
There is no established public trading market for the Unregistered Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to list the Unregistered Pre-Funded Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions
In certain circumstances, upon a fundamental transaction (as described in the Unregistered Pre-Funded Warrants, and generally including any reclassification, reorganization or recapitalization of our common stock; the sale, lease, license, assignment, conveyance, transfer or other disposition of all or substantially all of our assets; our consolidation or merger with or into another person in which we are not the surviving entity, the acquisition of more than 50% of our outstanding common stock; or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding common stock and in connection with such transaction our common stock is converted into or exchanged for other securities, cash or property), the holders of Unregistered Pre-Funded Warrants will be entitled to receive upon exercise of the Unregistered Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Unregistered Pre-Funded Warrants immediately prior to such fundamental transaction.
Notwithstanding anything to contrary, in certain circumstances, upon certain fundamental transactions, the holders of Unregistered Pre-Funded Warrants will have the right to require us or a successor entity to repurchase such warrants at their fair value using a Black Scholes option pricing formula; provided that in the event that (i) the fundamental transaction is not approved by the Board of Directors, and therefore not within our control, and (ii)  the alternate consideration payable to holders of common stock in such fundamental transaction consists of equity securities of the successor or acquirer that are quoted or listed on a nationally recognized securities exchange, then the holder of the warrants shall only be entitled to receive the same type or form of consideration (and in the same proportion), determined in accordance with the Black Scholes option pricing formula.

No Rights as a Stockholder
Except by virtue of such holder’s ownership of shares of our common stock, and except for the right to participate in certain dividends and distributions, the holder of Unregistered Pre-Funded Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder receives shares of our common stock upon the due exercise of such warrants.

Terms of Unregistered Common Stock Warrants Offered in Concurrent Private Placement:
Term and Exercisability
The Unregistered Common Stock Warrants are exercisable at any time on or after the date on which the Company’s stockholders approve the exercise of the Unregistered Common Stock Warrants for Unregistered Common Stock Warrant Shares in accordance with Nasdaq Listing Rule 5635(d) and, subject to the foregoing, are exercisable for five years from the date of issuance.

Exercise Price
The exercise price per share of our common stock purchasable upon the exercise of the Unregistered Common Stock Warrants is $2.15. The exercise price of the Unregistered Common Stock Warrants and the number of Unregistered Common Stock Warrant Shares issuable upon exercise of such warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Cashless Exercise
If, at the time a holder exercises its Unregistered Common Stock Warrants, a registration statement registering the Unregistered Common Stock Warrant Shares under the Securities Act is not then effective or available for the resale of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Unregistered Common Stock Warrants. No fractional shares will be issued upon the exercise of the Unregistered Common Stock Warrants. We will, at our election, either pay a cash adjustment in respect of any such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Limitations
We may not effect the exercise of any Unregistered Common Stock Warrant, and a holder will not have the right to exercise any portion of any Unregistered Common Stock Warrant if, upon giving effect to such exercise, the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% or 9.99%, as elected by the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased at the holder’s election upon 61 days’ notice to us subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99% or 19.99%, as elected by the holder.

Exchange Listing
There is no established public trading market for the Unregistered Common Stock Warrants, and we do not expect a market to develop. We do not intend to list the Unregistered Common Stock Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions
In certain circumstances, upon a fundamental transaction (as described in the Unregistered Common Stock Warrants, and generally including any reclassification, reorganization or recapitalization of our common stock; the sale, lease, license, assignment, conveyance, transfer or other disposition of all or substantially all of our assets; our consolidation or merger with or into another person in which we are not the surviving entity, the acquisition of more than 50% of our outstanding common stock; or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding common stock and in connection with such transaction our common stock is converted into or exchanged for other securities, cash or property), the holders of Unregistered Common Stock Warrants will be entitled to receive upon exercise of the Unregistered Common Stock Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Unregistered Common Stock Warrants immediately prior to such fundamental transaction.
Notwithstanding anything to contrary, in certain circumstances, upon certain fundamental transactions, the holders of Unregistered Common Stock Warrants will have the right to require us or a successor entity to repurchase such warrants at their fair value using a Black Scholes option pricing formula; provided that in the event that (i) the fundamental transaction is not approved by the Board of Directors, and therefore not within our control, and (ii)  the alternate consideration payable to holders of common stock in such fundamental transaction consists of equity securities of the successor or acquirer that are quoted or listed on a nationally recognized securities exchange, then the holder of the warrants shall only be entitled to receive the same type or form of consideration (and in the same proportion), determined in accordance with the Black Scholes option pricing formula.

No Rights as a Stockholder
Except by virtue of such holder’s ownership of shares of our common stock, and except for the right to participate in certain dividends and distributions, the holder of Unregistered Common Stock Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder receives shares of our common stock upon the due exercise of such warrants.

Cash Runway
Based on our research and development plans and our timing expectations related to the progress of our programs, we expect that the net proceeds from the Registered Offering and the concurrent private placement, together with our existing cash and cash equivalents, will enable us to fund our operations into the first quarter of 2026. We have based this estimate on assumptions that may prove to be wrong, and it is possible that we will not achieve the progress that we expect with these funds because the actual costs and timing of preclinical and clinical development, regulatory and commercial activities are difficult to predict and are subject to substantial risks and delays, and that we will use our capital resources sooner than we currently expect. This estimate does not reflect any additional expenditures that may result from any further strategic transactions to expand and diversify our product pipeline, including acquisitions of assets, businesses, rights to products, product candidates or technologies or strategic alliances or collaborations that we may pursue. We will require substantial additional funding to fund the development of emavusertib through regulatory approval and commercialization, and to support our continued operations. The proceeds of this financing will not be sufficient to alleviate our substantial doubt about our ability to continue as a going concern beyond the next 12 months.

The issuer has filed a Registration Statement (including the Base Prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the Registered Offering to which this communication relates. Before you invest, you should read the Base Prospectus in that Registration Statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. Copies of the final prospectus supplement for this Registered Offering may be obtained, when available, for free by visiting EDGAR on the SEC website at www.sec.gov or by contacting Laidlaw & Company (U.K.) Ltd., 521 Fifth Avenue, 12th Floor, New York, NY 10175, Attention: Syndicate Dept., e-mail: syndicate@laidlawltd.com; or JonesTrading Institutional Services LLC, 555 St. Charles Drive, Suite 200, Thousand Oaks, CA 91360, Attention: ECM Desk, e-mail: Syndicate@jonestrading.com.